Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated July 29, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, on our audit related to the financial statements of Boxabl Inc. which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

San Diego, California

September 14, 2022